                                                Exhibit 99.1
Press Release

Investor Relations Contact
Matthew Frankel, CFA
Verint Systems Inc.
(631) 962-9672
matthew.frankel@verint.com

Verint Announces Q4 and Full Year FYE 2023 Results

Revenue and Diluted EPS ahead of Guidance

Strong SaaS Revenue Growth Drives Recurring Revenue Growth with Expanding Gross Margins

Expect SaaS Momentum to Continue with 25% to 30% SaaS Revenue Growth in FYE24

MELVILLE, N.Y., March 29, 2023 - Verint® (Nasdaq: VRNT), The Customer Engagement Company™, today announced results for the three months and year ended January 31, 2023 (FYE 2023). Revenue for the three months ended January 31, 2023 was $236 million on a GAAP basis representing 0.9% year-over-year growth and $237 million on a non-GAAP basis, representing 2.0% year-over-year growth on a non-GAAP constant currency basis. Revenue for the year ended January 31, 2023 was $902 million on a GAAP basis, representing 3.2% year-over-year growth, and $905 million on a non-GAAP basis, representing 5.0% year-over-year growth on a non-GAAP constant currency basis. For the three months ended January 31, 2023, diluted EPS was $0.12 on a GAAP basis and $0.75 on a non-GAAP basis. For the year ended January 31, 2023, net loss per share was $(0.09) on a GAAP basis and diluted EPS was $2.52 on a non-GAAP basis.

“I am pleased with our non-GAAP revenue and diluted EPS coming ahead of our guidance. Our results were driven by our cloud platform delivering differentiated CX automation to help brands close the engagement capacity gap. In Q4, we had many significant SaaS wins from existing customers, including seven and eight digit deals, and throughout the year we added 100 new logos every quarter,” said Dan Bodner, Verint CEO.

Bodner continued, “Our multi-year SaaS transition, is tracking ahead of the plan outlined two years ago at the time of the spin. As we are approaching the substantial completion of our SaaS transition next year, we are evolving our disclosure from transitional to traditional operating SaaS metrics, and today we are introducing a new operating metric, SaaS Annual Recurring Revenue (ARR). SaaS ARR has been growing at more than a 30% CAGR over the last two years and reached a milestone of approximately half a billion at the end of Fiscal 2023.”

Full Year FYE 2023 Highlights

	GAAP		Non-GAAP
(in millions)	Reported	CC	Reported	CC	CC Growth
Revenue	$902	$921	$905	$925	5%
Recurring Revenue	$686	$700	$689	$704	10%
SaaS Revenue	$444	$452	$447	$455	38%

Note: CC represents constant currency.

•Recurring Revenue: Up 10% year-over-year on a non-GAAP constant currency basis
•SaaS Revenue: Up 38% year-over-year on a non-GAAP constant currency basis
•SaaS ARR: $498 million, up 25% year-over-year
•New SaaS ACV Growth: Up 11% year-over-year on a constant currency basis

•Favorable Mix Shift: 86% of non-GAAP Software Revenue is Recurring (up 330bps year-over-year)
•New Customer Additions: Added 400+ logos with 100+ new logos every quarter

Grant Highlander, Verint CFO, added, “Throughout the year we delivered strong SaaS revenue growth and are very pleased with the progress of our cloud transition. Our cloud operations have reached scale and we are also pleased with our ongoing gross margin expansion which we expect to continue over-time. We believe our SaaS momentum will continue over the long run driving shareholder value. Last quarter we announced a new $200 million buyback program, of which we have bought approximately $41 million of stock so far.”

FYE 2024 Outlook
We are providing our non-GAAP annual outlook for the year ending January 31, 2024 reflecting the current macroeconomic environment as follows:

•Revenue: $935 million +/- 2%
•SaaS Revenue: 25% - 30% year-over-year growth
•Diluted EPS: $2.65 at the midpoint of our revenue guidance

Our non-GAAP outlook for the three months ending April 30, 2023 and year ending January 31, 2024 excludes the following GAAP measure which we are able to quantify with reasonable certainty:

•Amortization of intangible assets of approximately $8 million and $32 million, for the three months ending April 30, 2023 and year ending January 31, 2024, respectively.

Our non-GAAP outlook for the three months ending April 30, 2023 and year ending January 31, 2024 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•Revenue adjustments are expected to be between approximately $0 million and $1 million, and $1 million and $2 million, for the three months ending April 30, 2023 and year ending January 31, 2024, respectively.
•Stock-based compensation expenses are expected to be between approximately $14 million and $17 million, and $70 million and $75 million, for the three months ending April 30, 2023 and year ending January 31, 2024, respectively, assuming market prices for our common stock approximately consistent with current levels.
•Costs associated with modifying our workplace in response to our decision to move to a hybrid work environment, including assumed lease terminations and abandonments, IT facilities and infrastructure costs, and other nonrecurring charges are expected to be between approximately $1 million and $3 million, and $27 million and $30 million, for the three months ending April 30, 2023 and year ending January 31, 2024, respectively.

Our non-GAAP guidance does not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items. While historical results may not be indicative of future results, actual amounts for the three months and year ended January 31, 2023 and 2022 for the GAAP measures excluded from our non-GAAP outlook appear in Tables 2, 3 and 4 of this press release.

Conference Call Information

We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three months and year ended January 31, 2023 and outlook. An online, real-time webcast of the conference call and webcast slides will be available on our website at www.verint.com. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call. Please join the call 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-

GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see the tables below as well as "Supplemental Information About Non-GAAP Financial Measures and Operating Metrics" at the end of this press release.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) helps the world’s most iconic brands build enduring customer relationships by connecting work, data, and experiences across the enterprise. More than 10,000 organizations in 180 countries – including over 85 of the Fortune 100 companies – are using the Verint Customer Engagement Platform to draw on the latest advancements in AI, analytics, and an open cloud architecture to elevate customer experience.

Verint. The Customer Engagement Company®. Learn more at Verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of changes in macroeconomic and/or global conditions, including as a result of slowdowns, recessions, economic instability, rising interest rates, tightening credit markets, inflation, instability in the banking sector, political unrest, armed conflicts (such as the Russian invasion of Ukraine), actual or threatened trade wars, natural disasters, or outbreaks of disease (such as the COVID-19 pandemic), as well as the resulting impact on spending by customers or partners, on our business; risks that our customers or partners delay, downsize, cancel, or refrain from placing orders or renewing subscriptions or contracts, or are unable to honor contractual commitments or payment obligations due to challenges or uncertainties in their budgets, liquidity or and businesses; risks associated with our ability to keep pace with technological advances and challenges and evolving industry standards, including achieving and maintaining the competitive differentiation of our solution platform; to adapt to changing market potential from area to area within our markets; and to successfully develop, launch, and drive demand for new, innovative, high-quality products and services that meet or exceed customer challenges and needs, while simultaneously preserving our legacy businesses and migrating away from areas of commoditization; risks due to aggressive competition in all of our markets and our ability to keep pace with competitors, some of whom may be able to grow faster than us or have greater resources than us, including in areas such as sales and marketing, branding, technological innovation and development, and recruiting and retention; risks associated with our ability to properly execute on our cloud transition, including successfully transitioning customers to our cloud platform and the increased importance of subscription renewal rates, and risk of increased variability in our period-to-period results based on the mix, terms, and timing of our transactions; risks relating to our ability to properly identify and execute on growth or strategic initiatives, manage investments in our business and operations, and enhance our existing operations and infrastructure, including the proper prioritization and allocation of limited financial and other resources; risks associated with our ability to or costs to retain, recruit , and train qualified personnel and management in regions in which we operate either physically or remotely, including in new markets and growth areas we may enter, due to competition for talent, increased labor costs, applicable regulatory requirements, or otherwise; challenges associated with selling sophisticated solutions and cloud-based solutions, including with respect to longer sales cycles, more complex sales processes and customer approval processes, more complex contractual and information security requirements, and assisting customers in understanding and realizing the benefits of our solutions, as well as with developing, offering, implementing, and maintaining an enterprise class, broad solution portfolio; risks that we may be unable to maintain, expand, and enable our relationships with partners as part of our growth strategy while avoiding excessive concentration with any one partner; risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers (“OEMs”) for certain services, products, or components, including companies that may compete with us or work with our competitors; risks associated with our significant international operations, including exposure to regions subject to political or economic instability, fluctuations in foreign exchange rates, inflation, increased financial accounting and reporting burdens and complexities, and challenges associated with a significant portion of our cash being held overseas; risks associated with a significant part of our business coming from government contracts and associated procurement processes and regulatory requirements; risks associated with our ability to identify suitable targets for acquisition or investment or successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, legacy liabilities, reputational considerations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas, management distraction, post-acquisition integration activities, and potential asset impairments; risks associated with complex and changing domestic and foreign regulatory environments, including, among others, with respect to data privacy, artificial intelligence, information security, government contracts, anti-corruption, trade compliance, climate change or other environmental, social and governance matters, tax, and labor matters, relating to our own operations, the products and services we offer, and/or the use of our solutions by our customers; risks associated with the mishandling or perceived mishandling of sensitive or confidential information and data, including personally identifiable information or other information that may belong to our customers or other third parties, including in connection with our software as a service ("SaaS") or other hosted or managed services offerings or when we are asked to perform service or support; risks associated with our reliance on third parties to provide certain cloud hosting or other cloud-based services to us or our customers, including the risk of service disruption, data breaches, or data loss or corruption; risks that our solutions or services, or those of third-party suppliers, partners, or OEMs which we use in or with our offerings or otherwise rely on, including third-party hosting platforms, may contain defects, vulnerabilities, or develop operational problems; risks that we or our solutions maybe subject to security vulnerabilities or lapses, including cyber-attacks, information technology system breaches, failures, or disruptions; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property, claim infringement on their intellectual property rights, or claim a violation of their license rights, including relative to free or open source components we may use; risks associated with significant leverage resulting from our current debt position or our ability to incur additional debt, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of the successor to CTI's business operations, Mavenir Inc., being unwilling or unable to provide us with certain indemnities to which we are entitled; risks associated with changing accounting principles or standards, tax laws and regulations, tax rates, and the continuing availability of expected tax benefits; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, internal controls, and personnel, and our ability to successfully implement and maintain enhancements to the foregoing, for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; risks associated with market volatility in the prices of our common stock and convertible notes based on our performance, third-party publications or speculation, or other factors and risks associated with actions of activist stockholders; risks associated with Apax Partners' significant ownership position and potential that its interests will not be aligned with those of our common stockholders; and risks associated with the February 1, 2021 spin-off of our former Cyber Intelligence Solutions business, including the possibility that the spin-off transaction does not achieve the benefits anticipated, does not qualify as a tax-free transaction, or exposes us to unexpected claims or liabilities. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, when filed, and other filings we make with the SEC.

VERINT, VERINT DA VINCI, THE CUSTOMER ENGAGEMENT COMPANY, BOUNDLESS CUSTOMER ENGAGEMENT and THE ENGAGEMENT CAPACITY GAP are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue:
Recurring	$185,508	$173,687	$685,537	$633,129
Nonrecurring	50,739	60,481	216,708	241,380
Total revenue	236,247	234,168	902,245	874,509
Cost of revenue:
Recurring	41,633	44,046	162,347	156,569
Nonrecurring	28,749	33,317	119,530	124,226
Amortization of acquired technology	2,449	4,218	13,191	17,777
Total cost of revenue	72,831	81,581	295,068	298,572
Gross profit	163,416	152,587	607,177	575,937
Operating expenses:
Research and development, net	32,800	31,322	130,644	123,291
Selling, general and administrative	90,595	108,008	392,939	376,808
Amortization of other acquired intangible assets	6,351	7,061	26,238	28,995
Total operating expenses	129,746	146,391	549,821	529,094
Operating income	33,670	6,196	57,356	46,843
Other income (expense), net:
Interest income	1,559	86	3,301	233
Interest expense	(2,366)	(1,605)	(7,877)	(10,325)
Losses on early retirements of debt	—	—	—	(2,474)
Other income, net	(1,204)	1,438	1,982	5,227
Total other expense, net	(2,011)	(81)	(2,594)	(7,339)
Income from continuing operations before provision for income taxes	31,659	6,115	54,762	39,504
Provision for income taxes	18,564	10,375	39,103	23,853
Net income (loss)	13,095	(4,260)	15,659	15,651
Net income attributable to noncontrolling interests	147	363	761	1,238
Net income (loss) attributable to Verint Systems Inc.	12,948	(4,623)	14,898	14,413
Dividends on preferred stock	(5,200)	(5,200)	(20,800)	(18,922)
Net income (loss) attributable to Verint Systems Inc. common shares	$7,748	$(9,823)	$(5,902)	$(4,509)

Net income (loss) per common share attributable to Verint Systems Inc.:
Basic	$0.12	$(0.15)	$(0.09)	$(0.07)
Diluted	$0.12	$(0.15)	$(0.09)	$(0.07)

Weighted-average common shares outstanding:
Basic	65,760	65,916	65,332	65,591
Diluted	66,131	65,916	65,332	65,591

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Cloud Metrics
(Unaudited)

Cloud Revenue

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
SaaS revenue - GAAP(1)(7)	$131,134	$100,685	$444,205	$322,764
Bundled SaaS revenue - GAAP	61,555	52,396	222,560	183,035
Unbundled SaaS revenue - GAAP	69,579	48,289	221,645	139,729
Optional managed services revenue - GAAP	14,261	15,960	61,388	65,648
Cloud revenue - GAAP(3)(7)	145,395	116,645	505,593	388,412

Estimated SaaS revenue adjustments	490	1,920	2,813	5,621
Estimated bundled SaaS revenue adjustments	490	1,920	2,813	5,558
Estimated unbundled SaaS revenue adjustments	—	—	—	63
Estimated optional managed services revenue adjustments	14	81	175	512
Estimated cloud revenue adjustments	504	2,001	2,988	6,133

SaaS revenue - non-GAAP(2)(7)	131,624	102,605	447,018	328,385
Bundled SaaS revenue - non-GAAP	62,045	54,316	225,373	188,593
Unbundled SaaS revenue - non-GAAP	69,579	48,289	221,645	139,792
Optional managed services revenue - non-GAAP	14,275	16,041	61,563	66,160
Cloud revenue - non-GAAP(4)(7)	$145,899	$118,646	$508,581	$394,545

New SaaS ACV

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
New SaaS ACV(5)(7)	$23,875	$30,288	$102,053	$93,972
New SaaS ACV Growth YoY	(21.2)%	38.3%	8.6%	42.0%

New Perpetual License Equivalent Bookings

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
New perpetual license equivalent bookings(6)(7)	$74,427	$92,633	$303,718	$302,112
New perpetual license equivalent bookings change YoY	(19.7)%	12.5%	0.5%	17.0%
New perpetual license equivalent bookings - SaaS component	$45,053	$56,321	$189,216	$158,911
New perpetual license equivalent bookings - SaaS growth YoY	(20.0)%	40.8%	19.1%	37.3%
% of new perpetual license equivalent bookings from SaaS	60.5%	60.8%	62.3%	52.6%
New perpetual license equivalent bookings - Perpetual component	$29,374	$36,312	$114,502	$143,201
New perpetual license equivalent bookings - Perpetual change YoY	(19.1)%	(14.2)%	(20.0)%	0.4%
% of new perpetual license equivalent bookings from Perpetual	39.5%	39.2%	37.7%	47.4%

SaaS ARR

	Year Ended January 31,
(in thousands)	2023	2022
SaaS ARR	$497,982	$397,493
SaaS ARR Growth YoY	25.3%	46.6%

(1) GAAP SaaS revenue for the three months and year ended January 31, 2023 was $133.1 million, representing 32% year-over-year growth and $451.7 million, representing 40% year-over-year growth, respectively, on a constant currency basis.

(2) Non-GAAP SaaS revenue for the three months and year ended January 31, 2023 was $133.6 million, representing 30% year-over-year growth and $454.6 million, representing 38% year-over-year growth, respectively, on a constant currency basis.

(3) GAAP cloud revenue for the three months and year ended January 31, 2023 was $147.9 million, representing 27% year-over-year growth and $515.5 million, representing 33% year-over-year growth, respectively, on a constant currency basis.

(4) Non-GAAP cloud revenue for the three months and year ended January 31, 2023 was $148.4 million, representing 25% year-over-year growth and $518.6 million, representing 31% year-over-year growth, respectively, on a constant currency basis.

(5) New SaaS ACV for the three months and year ended January 31, 2023 was $24.3 million, representing 20% year-over-year change and $104.0 million, representing 11% year-over-year growth, respectively, on a constant currency basis.

(6) New perpetual license equivalent bookings for the three months and year ended January 31, 2023 were $76.5 million, representing a 17% year-over-year change and $308.9 million, representing 2% year-over-year growth, respectively, on a constant currency basis.

(7) The foregoing measures at constant currency are calculated by translating the non-U.S. dollar portion of the current-period measure into U.S. dollars using average foreign currency exchange rates for the three months and year ended January 31, 2022, as applicable, rather than actual current-period foreign currency exchange rates.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
Revenue

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
Recurring revenue - GAAP	$185,508	$173,687	$685,537	$633,129
Nonrecurring revenue - GAAP	50,739	60,481	216,708	241,380
Total GAAP revenue	236,247	234,168	902,245	874,509
Recurring revenue adjustments	504	2,011	3,002	6,171
Nonrecurring revenue adjustments	—	—	—	—
Total revenue adjustments	504	2,011	3,002	6,171
Recurring revenue - non-GAAP	186,012	175,698	688,539	639,300
Nonrecurring revenue - non-GAAP	50,739	60,481	216,708	241,380
Total non-GAAP revenue	$236,751	$236,179	$905,247	$880,680

Gross Profit and Gross Margin

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
Recurring cost of revenues	$41,633	$44,046	$162,347	$156,569
Nonrecurring cost of revenues	28,749	33,317	119,530	124,226
Amortization of acquired technology	2,449	4,218	13,191	17,777
Total GAAP cost of revenue	72,831	81,581	295,068	298,572
GAAP gross profit	163,416	152,587	607,177	575,937
GAAP gross margin	69.2%	65.2%	67.3%	65.9%
Revenue adjustments	504	2,011	3,002	6,171
Amortization of acquired technology	2,449	4,218	13,191	17,777
Stock-based compensation expenses	1,417	1,110	5,662	5,028
Acquisition expenses, net	—	169	176	340
Restructuring expenses	1,478	52	2,447	844
Separation expenses	—	—	—	78
Non-GAAP gross profit	$169,264	$160,147	$631,655	$606,175
Non-GAAP gross margin	71.5%	67.8%	69.8%	68.8%

Research and Development, net

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP research and development, net	$32,800	$31,322	$130,644	$123,291
As a percentage of GAAP revenue	13.9%	13.4%	14.5%	14.1%
Stock-based compensation expenses	(2,205)	(1,816)	(12,576)	(7,565)
Acquisition expenses, net	—	(243)	(198)	(515)
Restructuring expenses	(1,458)	—	(2,104)	(410)
Separation expenses	—	—	—	(467)
Other adjustments	(53)	—	(120)	—
Non-GAAP research and development, net	$29,084	$29,263	$115,646	$114,334
As a percentage of non-GAAP revenue	12.3%	12.4%	12.8%	13.0%

Selling, General and Administrative Expenses

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP selling, general and administrative expenses	$90,595	$108,008	$392,939	$376,808
As a percentage of GAAP revenue	38.3%	46.1%	43.6%	43.1%
Stock-based compensation expenses	(8,530)	(11,250)	(57,876)	(52,672)
Acquisition benefit (expenses), net	1,346	(2,080)	(1,315)	(9,561)
Restructuring expenses	(2,990)	(3,582)	(10,797)	(4,761)
Separation expenses	(174)	(1,740)	(1,316)	(12,391)
Accelerated lease costs	(448)	(7,771)	(8,279)	(9,794)
IT facilities and infrastructure realignment	(931)	(664)	(4,457)	(1,236)
Impairment charges	—	(1,263)	(1,799)	(1,636)
Other adjustments	(399)	(95)	(2,910)	(135)
Non-GAAP selling, general and administrative expenses	$78,469	$79,563	$304,190	$284,622
As a percentage of non-GAAP revenue	33.1%	33.7%	33.6%	32.3%

Operating Income and Operating Margin

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP operating income	$33,670	$6,196	$57,356	$46,843
GAAP operating margin	14.3%	2.6%	6.4%	5.4%
Revenue adjustments	504	2,011	3,002	6,171
Amortization of acquired technology	2,449	4,218	13,191	17,777
Amortization of other acquired intangible assets	6,351	7,061	26,238	28,995
Stock-based compensation expenses	12,152	14,176	76,114	65,265
Acquisition (benefit) expenses, net	(1,346)	2,492	1,689	10,416
Restructuring expenses	5,926	3,634	15,348	6,015
Separation expenses	174	1,740	1,316	12,936
Accelerated lease costs	448	7,771	8,279	9,794
IT facilities and infrastructure realignment	931	664	4,457	1,236
Impairment charges	—	1,263	1,799	1,636
Other adjustments	452	95	3,030	135
Non-GAAP operating income	$61,711	$51,321	$211,819	$207,219
Non-GAAP operating margin	26.1%	21.7%	23.4%	23.5%

Other Expense, Net

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP other expense, net	$(2,011)	$(81)	$(2,594)	$(7,339)
Unrealized losses on derivatives, net	—	—	—	14,305
Expenses and losses on debt modification or retirement	—	—	—	2,474
Change in fair value of future tranche right	—	—	—	(15,810)
Acquisition benefit, net	—	5	—	(3,465)
Separation expenses	1,251	—	1,251	—
Other adjustments	—	(1,168)	—	(1,168)
Non-GAAP other expense, net(1)	$(760)	$(1,244)	(1,343)	(11,003)

Provision for Income Taxes

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP provision for income taxes	$18,564	$10,375	$39,103	$23,853
GAAP effective income tax rate	58.6%	169.7%	71.4%	60.4%
Non-GAAP tax adjustments	(14,723)	(4,355)	(19,927)	(2,287)
Non-GAAP provision for income taxes	$3,841	$6,020	$19,176	$21,566
Non-GAAP effective income tax rate	6.3%	12.0%	9.1%	11.0%

Net Income (Loss) Attributable to Verint Systems Inc. Common Shares

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP net income (loss) attributable to Verint Systems Inc. common shares	$7,748	$(9,823)	$(5,902)	$(4,509)
Revenue adjustments	504	2,011	3,002	6,171
Amortization of acquired technology	2,449	4,218	13,191	17,777
Amortization of other acquired intangible assets	6,351	7,061	26,238	28,995
Stock-based compensation expenses	12,152	14,176	76,114	65,265
Unrealized losses on derivatives, net	—	—	—	14,305
Expenses and losses on debt modification or retirement	—	—	—	2,474
Change in fair value of future tranche right	—	—	—	(15,810)
Acquisition (benefit) expenses, net	(1,346)	2,497	1,689	6,951
Restructuring expenses	5,926	3,634	15,348	6,015
Separation expenses	1,425	1,740	2,567	12,936
Accelerated lease costs	448	7,771	8,279	9,794
IT facilities and infrastructure realignment	931	664	4,457	1,236
Impairment charges	—	1,263	1,799	1,636
Other adjustments	452	(1,073)	3,030	(1,033)
Non-GAAP tax adjustments	14,723	4,355	19,927	2,287
Dividends, reversed due to assumed conversion of preferred stock(3)	5,200	5,200	20,800	18,922
Total adjustments	49,215	53,517	196,441	177,921
Non-GAAP net income attributable to Verint Systems Inc. common shares	$56,963	$43,694	$190,539	$173,412

Diluted Net Income (Loss) Per Common Share Attributable to Verint Systems Inc.

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except per share data)	2023	2022	2023	2022
GAAP diluted net income (loss) per common share attributable to Verint Systems Inc.	$0.12	$(0.15)	$(0.09)	$(0.07)
Non-GAAP diluted net income per common share attributable to Verint Systems Inc.(3)	$0.75	$0.57	$2.52	$2.28

GAAP weighted-average shares used in computing diluted net income (loss) per common share attributable to Verint Systems Inc.	66,131	65,916	65,332	65,591
Additional weighted-average shares applicable to non-GAAP diluted net income per common share attributable to Verint Systems Inc.	9,478	10,657	10,235	10,419
Non-GAAP diluted weighted-average shares used in computing net income per common share attributable to Verint Systems Inc.(3)	75,609	76,573	75,567	76,010

GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP net income (loss)	$13,095	$(4,260)	$15,659	$15,651
As a percentage of GAAP revenue	5.5%	(1.8)%	1.7%	1.8%
Provision for income taxes	18,564	10,375	39,103	23,853
Other expense, net	2,011	81	2,594	7,339
Depreciation and amortization(2)	15,134	17,883	65,333	72,579
Revenue adjustments	504	2,011	3,002	6,171
Stock-based compensation expenses	12,152	14,176	76,114	65,265
Acquisition (benefit) expenses, net	(1,346)	2,492	1,689	10,416
Restructuring expenses	5,849	3,596	14,939	5,951
Separation expenses	174	1,740	1,316	12,569
Accelerated lease costs	448	7,771	8,279	9,794
IT facilities and infrastructure realignment	931	664	4,457	1,236
Impairment charges	—	1,263	1,799	1,636
Other adjustments	452	95	3,030	135
Adjusted EBITDA	$67,968	$57,887	$237,314	$232,595
As a percentage of non-GAAP revenue	28.7%	24.5%	26.2%	26.4%

Gross Debt to Net Debt

(in thousands)	January 31, 2023	January 31, 2022
Long-term debt	$408,908	$406,954
Unamortized debt discounts and issuance costs	6,092	8,046
Gross debt	415,000	415,000
Less:
Cash and cash equivalents	282,099	358,805
Restricted cash and cash equivalents, and restricted bank time deposits	300	6
Short-term investments	697	765
Net debt, excluding long-term restricted cash, cash equivalents, time deposits, and investments	131,904	55,424
Long-term restricted cash, cash equivalents, time deposits, and investments	287	409
Net debt, including long-term restricted cash, cash equivalents, time deposits, and investments	$131,617	$55,015

(1) For the three months ended January 31, 2023, non-GAAP other expense, net of $0.8 million was comprised of $0.6 million of interest and other expense and $0.2 million of foreign exchange charges primarily related to balance sheet revaluations.

(2) Adjusted for financing fee amortization.

(3) EPS calculation includes the more dilutive of either preferred stock dividends or conversion of preferred stock shares. Conversion of the outstanding preferred shares was more dilutive in three months and year ended January 31, 2023 and 2022.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Recurring and Nonrecurring Revenue and Gross Profit
(Unaudited)

Recurring and Nonrecurring Revenue

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
Recurring revenue - GAAP	$185,508	$173,687	$685,537	$633,129
Cloud revenue - GAAP	145,395	116,645	505,593	388,412
Support revenue - GAAP	40,113	57,042	179,944	244,717
Nonrecurring revenue - GAAP	50,739	60,481	216,708	241,380
Perpetual revenue - GAAP	28,138	35,970	116,611	138,078
Professional services revenue - GAAP	22,601	24,511	100,097	103,302
Total revenue - GAAP	236,247	234,168	902,245	874,509

Estimated recurring revenue adjustments	504	2,011	3,002	6,171
Estimated cloud revenue adjustments	504	2,001	2,988	6,133
Estimated support revenue adjustments	—	10	14	38
Estimated nonrecurring revenue adjustments	—	—	—	—
Estimated perpetual revenue adjustments	—	—	—	—
Estimated professional services revenue adjustments	—	—	—	—
Total estimated revenue adjustments	504	2,011	3,002	6,171

Recurring revenue - non-GAAP	186,012	175,698	688,539	639,300
Cloud revenue - non-GAAP	145,899	118,646	508,581	394,545
Support revenue - non-GAAP	40,113	57,052	179,958	244,755
Nonrecurring revenue - non-GAAP	50,739	60,481	216,708	241,380
Perpetual revenue - non-GAAP	28,138	35,970	116,611	138,078
Professional services revenue - non-GAAP	22,601	24,511	100,097	103,302
Total revenue - non-GAAP	$236,751	$236,179	$905,247	$880,680

Recurring Gross Profit

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP recurring revenue	$185,508	$173,687	$685,537	$633,129
GAAP recurring cost of revenues	41,633	44,046	162,347	156,569
GAAP recurring gross profit	143,875	129,641	523,190	476,560
GAAP recurring gross margin	77.6%	74.6%	76.3%	75.3%

Recurring revenue adjustments	504	2,011	3,002	6,171
Recurring stock-based compensation expenses	669	468	2,856	1,999
Recurring acquisition expenses, net	—	37	22	117
Recurring restructuring expenses	677	52	1,265	531
Recurring separation expenses	—	—	—	32
Non-GAAP recurring gross profit	$145,725	$132,209	$530,335	$485,410
Non-GAAP recurring gross margin	78.3%	75.2%	77.0%	75.9%

Nonrecurring Gross Profit

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP nonrecurring revenue	$50,739	$60,481	$216,708	$241,380
GAAP nonrecurring cost of revenues	28,749	33,317	119,530	124,226
GAAP nonrecurring gross profit	21,990	27,164	97,178	117,154
GAAP nonrecurring gross margin	43.3%	44.9%	44.8%	48.5%

Nonrecurring revenue adjustments	—	—	—	—
Nonrecurring stock-based compensation expenses	748	642	2,806	3,029
Nonrecurring acquisition expenses, net	—	132	154	223
Nonrecurring restructuring expenses	801	—	1,182	313
Nonrecurring separation expenses	—	—	—	46
Non-GAAP nonrecurring gross profit	$23,539	$27,938	$101,320	$120,765
Non-GAAP nonrecurring gross margin	46.4%	46.2%	46.8%	50.0%

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
Calculation of Change in Revenue on a Constant Currency Basis
(Unaudited)

	GAAP Revenue(2)		Non-GAAP Revenue(3)
(in thousands, except percentages)	Three Months Ended	Year Ended	Three Months Ended	Year Ended
Revenue for the three months and year ended January 31, 2022	$234,168	$874,509	$236,179	$880,680
Revenue for the three months and year ended January 31, 2023	$236,247	$902,245	$236,751	$905,247
Revenue for the three months and year ended January 31, 2023 at constant currency(1)	$241,000	$921,000	$241,000	$925,000
Reported period-over-period revenue change	0.9%	3.2%	0.2%	2.8%
% impact from change in foreign currency exchange rates	2.0%	2.1%	1.8%	2.2%
Constant currency period-over-period revenue growth	2.9%	5.3%	2.0%	5.0%

(1) Revenue for the three months and year ended January 31, 2023 at constant currency is calculated by translating current-period GAAP or non-GAAP foreign currency revenue (as applicable) into U.S. dollars using average foreign currency exchange rates for the three months and year ended January 31, 2022 rather than actual current-period foreign currency exchange rates.

(2) GAAP revenue denominated in non-U.S. dollars was 20% and 21% of our total GAAP revenue for the three months ended January 31, 2023 and 2022, respectively. GAAP revenue denominated in non-U.S. dollars was 20% and 22% of our total GAAP revenue for the years ended January 31, 2023 and 2022, respectively. Our combined GAAP cost of revenue and operating expenses denominated in non-U.S. dollars was 32% and 30% of our total combined GAAP cost of revenue and operating expenses for the three months ended January 31, 2023 and 2022, respectively. Our combined GAAP cost of revenue and operating expenses denominated in non-U.S. dollars was 30% and 31% of our total combined GAAP cost of revenue and operating expenses for the years ended January 31, 2023 and 2022, respectively.

(3) Non-GAAP revenue denominated in non-U.S. dollars was 20% and 21% of our total non-GAAP revenue for the three months ended January 31, 2023 and 2022, respectively. Non-GAAP revenue denominated in non-U.S. dollars was 20% and 22% of our total non-GAAP revenue for the years ended January 31, 2023 and 2022, respectively. Our combined Non-GAAP cost of revenue and operating expenses denominated in non-U.S. dollars was 34% and 33% of our total combined Non-GAAP cost of revenue and operating expenses for the three months ended January 31, 2023 and 2022, respectively. Our combined Non-GAAP cost of revenue and operating expenses denominated in non-U.S. dollars was 34% and 35% of our total combined Non-GAAP cost of revenue and operating expenses for the years ended January 31, 2023 and 2022, respectively.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Table 6
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,
(in thousands, except share and per share data)	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$282,099	$358,805
Short-term investments	697	765
Accounts receivable, net of allowance for credit losses of $1.3 million and $1.3 million, respectively	188,414	193,831
Contract assets, net	60,444	42,688
Inventories	12,628	5,337
Prepaid expenses and other current assets	75,374	53,752
Total current assets	619,656	655,178
Property and equipment, net	64,810	64,090
Operating lease right-of-use assets	37,649	35,433
Goodwill	1,347,213	1,353,421
Intangible assets, net	85,272	118,254
Long-term deferred income taxes	10,719	8,091
Other assets	148,282	126,638
Total assets	$2,313,601	$2,361,105

Liabilities, Temporary Equity, and Stockholders' Equity
Current Liabilities:
Accounts payable	$43,631	$39,501
Accrued expenses and other current liabilities	155,944	168,694
Contract liabilities	271,476	271,271
Total current liabilities	471,051	479,466
Long-term debt	408,908	406,954
Long-term contract liabilities	18,047	15,872
Operating lease liabilities	40,744	28,457
Long-term deferred income taxes	11,749	17,460
Other liabilities	68,632	21,996
Total liabilities	1,019,131	970,205
Commitments and Contingencies
Temporary Equity:
Preferred Stock — $0.001 par value; authorized 2,207,000 shares
Series A Preferred Stock; 200,000 shares issued and outstanding at January 31, 2023 and 2022, respectively; aggregate liquidation preference and current redemption value of $206,067 at January 31, 2023 and 2022, respectively.	200,628	200,628
Series B Preferred Stock; 200,000 shares issued and outstanding at January 31, 2023 and 2022, respectively; aggregate liquidation preference and current redemption value of $206,067 at January 31, 2023 and 2022, respectively.	235,693	235,693
Total temporary equity	436,321	436,321
Stockholders' Equity:
Common stock — $0.001 par value; authorized 240,000,000 and 120,000,000 shares; issued 65,404,000 and 66,211,000; outstanding 65,404,000 and 66,211,000 shares at January 31, 2023 and 2022, respectively.	65	66
Additional paid-in capital	1,055,157	1,125,152
Accumulated deficit	(45,333)	(54,509)
Accumulated other comprehensive loss	(154,099)	(118,515)
Total Verint Systems Inc. stockholders' equity	855,790	952,194
Noncontrolling interests	2,359	2,385
Total stockholders' equity	858,149	954,579
Total liabilities, temporary equity, and stockholders' equity	$2,313,601	$2,361,105

Table 7
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended January 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$15,659	$15,651
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	67,960	75,449
Provision for credit losses	629	1,396
Stock-based compensation, excluding cash-settled awards	76,051	65,246
Change in fair value of future tranche right	—	(15,810)
Benefit from deferred income taxes	(9,544)	(11,323)
Non-cash losses on derivative financial instruments, net	—	14,374
Losses on early retirements of debt	—	2,474
Other non-cash items, net	9,652	7,416
Changes in operating assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	3,060	11,712
Contract assets	(18,762)	(6,391)
Inventories	(7,753)	(713)
Prepaid expenses and other assets	(44,247)	(33,107)
Accounts payable and accrued expenses	6,394	(1,772)
Contract liabilities	5,395	7,820
Other liabilities	40,852	(2,321)
Other, net	(5,530)	4,553
Net cash provided by operating activities — continuing operations	139,816	134,654
Net cash used in operating activities — discontinued operations	—	(9,055)
Net cash provided by operating activities	139,816	125,599

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	(21,928)	(57,024)
Purchases of property and equipment	(27,950)	(16,962)
Purchases of investments	(10,627)	(751)
Maturities and sales of investments	10,709	46,299
Cash paid for capitalized software development costs	(7,595)	(7,560)
Other investing activities	808	98
Net cash used in investing activities	(56,583)	(35,900)

Cash flows from financing activities:
Proceeds from issuance of preferred stock and future tranche right, net of issuance costs	—	198,731
Proceeds from borrowings	—	315,000
Repayments of borrowings and other financing obligations	(3,658)	(313,354)
Settlement of 2014 Notes	—	(386,887)
Purchases of capped calls	—	(41,060)
Payments of equity issuance, debt issuance, and other debt-related costs	(224)	(10,708)
Distributions paid to noncontrolling interest	(787)	(1,110)
Purchases of treasury stock and common stock for retirement	(128,985)	(75,955)
Preferred stock dividend payments	(20,800)	(12,856)
Payment for termination of interest rate swap	—	(16,502)
Net cash transferred to Cognyte Software Ltd.	—	(114,657)
Dividend and other settlements received from Cognyte Software Ltd.	—	38,280
Payments of deferred purchase price and contingent consideration for business combinations (financing portion) and other financing activities	(3,453)	(9,045)

	Year Ended January 31,
(in thousands)	2023	2022
Net cash used in financing activities	(157,907)	(430,123)
Foreign currency effects on cash, cash equivalents, restricted cash, and restricted cash equivalents	(2,033)	(841)
Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(76,707)	(341,265)
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of year	358,868	700,133
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of year	$282,161	$358,868

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents at end of year to the consolidated balance sheets:
Cash and cash equivalents	$282,099	$358,805
Restricted cash and cash equivalents included in prepaid expenses and other current assets	5	6
Restricted cash and cash equivalents included in other assets	57	57
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$282,161	$358,868

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures and Operating Metrics

This press release contains non-GAAP financial measures, consisting of non-GAAP revenue, non-GAAP recurring revenue, non-GAAP nonrecurring revenue, non-GAAP perpetual revenue, non-GAAP support revenue, non-GAAP professional services revenue, non-GAAP cloud revenue, non-GAAP SaaS revenue, non-GAAP bundled SaaS revenue, non-GAAP unbundled SaaS revenue, non-GAAP optional managed services revenue, non-GAAP recurring gross profit and gross margins, non-GAAP nonrecurring gross profit and gross margins, non-GAAP gross profit and gross margins, non-GAAP research and development, net, non-GAAP selling, general and administrative expenses, non-GAAP operating income and operating margins, non-GAAP other income (expense), net, non-GAAP provision for (benefit from) income taxes and non-GAAP effective income tax rate, non-GAAP net income (loss) attributable to Verint Systems Inc. common shares, non-GAAP diluted net income (loss) per common share attributable to Verint Systems Inc., adjusted EBITDA and adjusted EBITDA as a percentage of non-GAAP revenue, net debt and constant currency measures. The tables above include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure.

We believe these non-GAAP financial measures, used in conjunction with the corresponding GAAP measures, provide investors with useful supplemental information about the financial performance of our business by:
•facilitating the comparison of our financial results and business trends between periods, by excluding certain items that either can vary significantly in amount and frequency, are based upon subjective assumptions, or in certain cases are unplanned for or difficult to forecast,
•facilitating the comparison of our financial results and business trends with other technology companies who publish similar non-GAAP measures, and
•allowing investors to see and understand key supplementary metrics used by our management to run our business, including for budgeting and forecasting, resource allocation, and compensation matters.

We also make these non-GAAP financial measures available because a number of our investors have informed us that they find this supplemental information useful.

Non-GAAP financial measures should not be considered in isolation, as substitutes for, or superior to, comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Our non-GAAP financial measures are calculated by making the following adjustments to our GAAP financial measures:

Revenue adjustments. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to cloud services and customer support contracts acquired in a business acquisition, which would have otherwise been recognized on a stand-alone basis. We believe that it is useful for investors to understand the total amount of revenue that we and the acquired company would have recognized on a stand-alone basis under GAAP, absent the accounting adjustment associated with the business acquisition. Our non-GAAP revenue also reflects certain adjustments from aligning an acquired company’s revenue recognition policies to our policies.  We believe that our non-GAAP revenue measure helps management and investors understand our revenue trends and serves as a useful measure of ongoing business performance.

Amortization of acquired technology and other acquired intangible assets. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology, from our non-GAAP financial measures because they are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. We also exclude these amounts to provide easier comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to restricted stock unit and performance stock unit awards, stock bonus programs, bonus share programs, and other stock-based awards from our non-GAAP financial measures. We evaluate our performance both with and without these measures because stock-based compensation is typically a non-cash expense and can vary significantly over time based on the timing, size and nature of awards granted, and is influenced in part by certain factors which are generally beyond our control, such as the volatility of the price of our common stock. In addition, measurement of stock-based compensation is subject to varying valuation methodologies and subjective assumptions, and therefore we believe that excluding stock-based compensation from our non-GAAP financial measures allows for meaningful comparisons of our current operating results to our historical operating results and to other companies in our industry.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Expenses and losses on debt modification or retirement. We exclude from our non-GAAP financial measures losses on early retirements of debt attributable to refinancing or repaying our debt, and expenses incurred to modify debt terms, because we believe they are not reflective of our ongoing operations.

Change in fair value of future tranche right. On December 4, 2019, we entered into an Investment Agreement with an affiliate of Apax Partners (the “Apax Investor”), whereby the Apax Investor agreed to make an investment in us of up to $400.0 million of convertible preferred stock. In connection with the Apax Investor’s first $200.0 million investment on May 7, 2020 (for 200,000 shares of Series A Preferred Stock), we determined that our obligation to issue, and the Apax Investor’s obligation to purchase the Series B Preferred Stock in connection with the completion of the spin-off of our former Cyber Intelligence Solutions business and the satisfaction of other customary closing conditions (the “Future Tranche Right”) met the definition of a freestanding financial instrument. This Future Tranche Right was reported at fair value as an asset or liability on our consolidated balance sheet and was remeasured at fair value each reporting period until the settlement of the right at the time of issuance of the Series B Preferred Stock, which occurred on April 6, 2021. Changes in its fair value were recognized as a non-cash charge or benefit within other income (expense), net on the condensed consolidated statement of operations. We excluded this change in fair value of the Future Tranche Right from our non-GAAP financial measures because it was unusual in nature, could vary significantly in amount, and was unrelated to our ongoing operations.

Acquisition expenses (benefit), net. In connection with acquisition activity (including with respect to acquisitions that are not consummated), we incur expenses (benefits), including legal, accounting, and other professional fees, integration costs, changes in the fair value of contingent consideration obligations, and other costs. Integration costs may consist of information technology expenses as systems are integrated across the combined entity, consulting expenses, marketing expenses, and professional fees, as well as non-cash charges to write-off or impair the value of redundant assets. We exclude these expenses from our non-GAAP financial measures because they are unpredictable, can vary based on the size and complexity of each transaction, and are unrelated to our continuing operations or to the continuing operations of the acquired businesses.

Restructuring expenses (benefit). We exclude restructuring expenses (benefit) from our non-GAAP financial measures, which include employee termination costs, facility exit costs (except as included in accelerated lease costs and IT facilities and infrastructure realignment described below), certain professional fees, asset impairment charges, and other costs directly associated with resource realignments incurred in reaction to changing strategies or business conditions. All of these costs can vary significantly in amount and frequency based on the nature of the actions as well as the changing needs of our business and we believe that excluding them provides easier comparability of pre- and post-restructuring operating results.

Separation expenses. On February 1, 2021, we completed the spin-off of our former Cyber Intelligence Solutions business. We exclude from our non-GAAP financial measures expenses incurred in connection with the spin-off, including third-party advisory, accounting, legal, tax, consulting, and other similar services related to the separation as well as costs associated with the operational separation of the two businesses, including those related to human resources, brand management, real estate, and information technology (which are included in Separation expenses to the extent not capitalized). Separation expenses also include incremental cash income taxes related to the reorganization of legal entities and operations in order to effect the separation and other expense adjustments associated with a tax-related indemnification asset as a result of the spin-off. These costs are incremental to our normal operating expenses and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these separation expenses from our non-GAAP financial measures in order to evaluate our performance on a comparable basis.

Accelerated lease costs. We exclude from our non-GAAP financial measures accelerated facility costs and associated accelerated lease expenses due to the early termination or abandonment of certain office leases as a result of our move to a hybrid work model because these charges are not reflective of our ongoing business and operating results.

IT facilities and infrastructure realignment. We exclude from our non-GAAP financial measures nonrecurring IT facilities and infrastructure realignment costs and other IT charges associated with modifying the workplace, including consolidating and/or migrating data centers and labs to the cloud, simplifying the corporate network, and one-time costs for implementing collaboration tools to enable our work from anywhere strategy, as well as asset impairment charges and IT facility exit costs.

Impairment charges and other adjustments. We exclude from our non-GAAP financial measures asset impairment charges (other than those already included within restructuring, acquisition, or IT facilities and realignment activity), rent expense for redundant facilities, gains or losses on sales of property, gains or losses on settlements of certain legal matters, and certain professional fees unrelated to our ongoing operations, all of which are unusual in nature and can vary significantly in amount and frequency.

Non-GAAP income tax adjustments. We exclude from our non-GAAP measures of net income attributable to Verint Systems Inc., our GAAP provision for (benefit from) income taxes and instead include a non-GAAP provision for income taxes, determined by applying a non-GAAP effective income tax rate to our income before provision for income taxes, as adjusted for the non-GAAP items described above. The non-GAAP effective income tax rate is generally based upon the income taxes we expect to pay in the reporting year. Our GAAP effective income tax rate can vary significantly from year to year as a result of tax law changes, settlements with tax authorities, changes in the geographic mix of earnings including acquisition activity, changes in the projected realizability of deferred tax assets, and other unusual or period-specific events, all of which can vary in size and frequency. We believe that our non-GAAP effective income tax rate removes much of this variability and facilitates meaningful comparisons of operating results across periods. Our non-GAAP effective income tax rate for the year ended January 31, 2023 is 9% and was 11% for the year ended January 31, 2022. We evaluate our non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our non-GAAP income tax rate can differ materially from our GAAP effective income tax rate.

Revenue Metrics and Operating Metrics

Recurring revenue, on both a GAAP and non-GAAP basis, is the portion of our revenue that we believe is likely to be renewed in the future, and primarily consists of cloud revenue and initial and renewal post contract support.

Nonrecurring revenue, on both a GAAP and non-GAAP basis, primarily consists of our perpetual licenses, consulting, implementation and installation services, hardware, training and patent license royalties.

Cloud revenue primarily consists of SaaS and optional managed services.

SaaS revenue includes bundled SaaS, software with standard managed services and unbundled SaaS (including associated support) that we account for as term licenses where managed services are purchased separately.

Optional Managed Services are recurring services that are intended to improve our customers' operations and reduce expenses.

Percentage of software revenue that is recurring revenue is calculated as the sum of cloud and support revenue as a percentage of total cloud, support, and perpetual revenue.

New SaaS Annual Contract Value (ACV) includes the annualized contract value of all new SaaS contracts received within the period; in cases where SaaS is offered to partners through usage-based contracts, we include the incremental value of usage contracts over a rolling four quarters.

New Perpetual License Equivalent Bookings are used to normalize between perpetual and SaaS bookings and measure overall software bookings growth. We calculate New Perpetual License Equivalent Bookings by adding to perpetual licenses (“New PLE Bookings - Perpetual Component”) an amount equal to New SaaS ACV bookings multiplied by a conversion factor that normalizes the mix of bundled and unbundled SaaS and perpetual bookings in a given period (”New PLE Bookings - SaaS Component”) The conversion factor used is based on our order mix and may change from period to period. Management uses perpetual license equivalent bookings to understand our performance, including our software bookings growth and SaaS/perpetual license mix. This metric should not be viewed in isolation from other operating metrics that we make available to investors.

SaaS Annual Recurring Revenue (SaaS ARR) represents the annualized quarterly run-rate value of active or signed SaaS contracts as of the end of a period. We use SaaS ARR to identify the annual recurring value of customer contracts at the end of a reporting period and to monitor the growth of our recurring business as we shift to SaaS.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before interest expense, interest income, income taxes, depreciation expense, amortization expense, stock-based compensation expenses, revenue adjustments, restructuring expenses, acquisition expenses, separation expenses, accelerated leases, IT facilities and infrastructure realignment, and other expenses excluded from our non-GAAP financial measures as described above. We believe that adjusted EBITDA is also commonly used by investors to evaluate operating performance between companies because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation expenses, accounting policies, and depreciation and amortization policies. Adjusted EBITDA is also used by credit rating agencies, lenders, and other parties to evaluate our creditworthiness.

Net Debt

Net Debt is a non-GAAP measure defined as the sum of long-term and short-term debt on our consolidated balance sheet, excluding unamortized discounts and issuance costs, less the sum of cash and cash equivalents, restricted cash, restricted cash equivalents, restricted bank time deposits, and restricted investments (including long-term portions), and short-term investments. We use this non-GAAP financial measure to help evaluate our capital structure, financial leverage, and our ability to reduce debt and to fund investing and financing activities and believe that it provides useful information to investors.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency exchange rate fluctuations, we calculate our GAAP and non-GAAP revenue, GAAP and non-GAAP cloud revenue, new SaaS ACV, new perpetual license equivalent bookings, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period results into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates. We believe that constant currency measures, which exclude the impact of changes in foreign currency exchange rates, facilitate the assessment of underlying business trends.

Unless otherwise indicated, our financial outlook, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided.

We also incur foreign exchange gains and losses resulting from the revaluation and settlement of monetary assets and liabilities that are denominated in currencies other than the entity’s functional currency. We periodically report our historical non-GAAP diluted net income per share both inclusive and exclusive of these net foreign exchange gains or losses. Our financial outlook for diluted earnings per share includes net foreign exchange gains or losses incurred to date, if any, but does not include potential future gains or losses.